NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 6, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 26, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Florida East Coast Industries, Inc. and Iron Horse Acquisition Holding LLC, a Delaware limited liability company, Iron Horse Acquisition Sub Inc., a Florida corporation and wholly owned subsidiary of Iron Horse Acquisition Holding LLC became effective on July 26, 2007. Each share of Common Stock of Florida East Coast Industries, Inc. was converted into $62.50 in Cash, without interest per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 27, 2007.